Exhibit 99.2


FOR IMMEDIATE RELEASE                           CONTACT:
                                                Hugh F. Gouldthorpe, Jr.
July 19, 1999                                   Vice President
                                                Quality & Communications
                                                (804) 965-2922


                       Peter S. Redding and John T. Crotty

                      Join Owens & Minor Board of Directors

Richmond,  VA....Owens  & Minor  (NYSE-OMI)  announced  today  that its board of directors has elected John T. Crotty of Lake Bluff, Illinois, to fill a new seat on the board. Earlier this year, Peter S. Redding of Kettering, Ohio, was also elected to a vacant seat on the board.

Redding is president and chief executive officer of Standard Register, a position he assumed in 1994 following more than 30 years of service in various sales and management positions at the company.

"We are pleased to welcome Peter Redding to our board of directors," said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. "Pete leads a dynamic company that is very active in the healthcare industry. We are fortunate to be able to add Pete with his vast expertise in sales and general management to the Owens & Minor Board."

Crotty is the managing partner of CroBern Management Partnership (CMP), a healthcare investment firm, and president and chief executive officer of CroBern, Inc. (CroBern), a healthcare consulting and advisory firm. Prior to co-founding CMP and CroBern, Crotty held several senior management positions during 19 years with American Hospital Supply Corporation. He was corporate vice president and president of an operating group, principal strategic and business development officer, and a member of the executive and operating management committees.

"John Crotty brings to Owens & Minor an exceptional depth of knowledge about the healthcare industry," said Minor. "He has played a leadership role in many mergers and acquisitions, and is a specialist in strategic planning and business development. John's knowledge will serve Owens & Minor well as we move into the next century."


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Redding,  who is a native of  Brooklyn,  New  York,  is a B.A.  graduate  of the
University of Maryland. He also holds a Masters Degree in Decision Sciences from Georgia State University. Crotty earned a Bachelor's Degree in economics from Grinnell College and a Master's Degree from the University of Chicago's Graduate School of Business.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's largest distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125. For releases on the World Wide Web, visit www.prnewswire.com, or for more information about Owens & Minor, as well as news releases and virtual warehouse tours, visit the company's Web site at www.owens-minor.com.